Exhibit 10.1

JOINT VENTURE AGREEMENT FOR AI DATA CENTERS PROJECTS

In Seville, on January 22, 2026

INDEX

PREAMBLE
• WHEREAS: Background and intentions of the Parties

CHAPTER 1 – DEFINITIONS AND INTERPRETATION
1.1 Definitions
1.2 Interpretation
1.3 Headings
1.4 Language of the Agreement

CHAPTER 2 – BACKGROUND AND PURPOSE OF THE JVA
2.1 Background of the Parties
 2.1.1 BLACKBERRY AIF (BAIF)
 2.1.2 EdgeMode (EDGM) and the Cayman Vehicle
 2.1.3 Nature of the Joint Venture Agreement
2.2 Purpose of the Agreement
2.3 Scope of the Co-Development of the Projects
 2.3.1 Operational and Financial Scope
 2.3.2 Sale to Third Parties and Profit Distribution
 2.3.3 Cooperation and Exclusivity

CHAPTER 2.A – CONDITION PRECEDENT TO EFFECTIVENESS OF THE JVA
• Condition Precedent
• Deadline for Satisfaction
• Effects of Non-Execution
• Waiver

CHAPTER 3 – FORMATION OF THE JOINT VENTURE (JV VEHICLE)
3.1 Formation and Structure of DC Estate Solutions Cayman Limited
3.2 Initial Shareholding
3.3 Registered Office, Corporate Governance and Legal Compliance

CHAPTER 4 – CONTRIBUTIONS OF THE PARTIES
4.1 Financial Contributions of EDGM
4.2 Contributions of BAIF (Projects, Know-How, Management and Development)
4.3 Schedule of Contributions

CHAPTER 5 – GOVERNANCE, CONTROL AND DECISION-MAKING
5.1 Governing Bodies (Joint Committee)
5.2 Convening Procedures and Quorum
5.3 Voting Rights (Unanimity for Key Decisions)
5.4 Veto Rights
5.5 Conflicts of Interest

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CHAPTER 6 – DEVELOPMENT OF THE PROJECTS
6.1 Roles and Operational Responsibilities of BAIF
6.2 Progress Evaluation Toward Ready To Build (RTB)
6.3 Deliverables and Progress Tracking

CHAPTER 7 – PROJECT DEVELOPMENT FINANCING
7.1 Financing Obligations of EDGM
7.2 Budget and Disbursements
7.3 Handling Additional or Unforeseen Costs
7.4 Bridge Financing or Additional Credit (Negotiated Case-by-Case)

CHAPTER 8 – TRANSFER OF THE SPVs AND PRECONDITIONS
8.1 Binding SPA for the Sale of Equity Interests
8.2 Condition Subsequent and Pledge of Shares
8.3 Reversion of Equity Interests
8.4 Costs and Taxes Associated

CHAPTER 9 – READY TO BUILD (RTB): DEFINITION
9.1 Definition of Ready To Build (RTB)
9.2 Verification of Achievement of RTB

CHAPTER 10 – SALE TO THIRD PARTIES AND MARKETING PROCEDURE
10.1 Rights and Obligations During the Sale
10.2 Joint Leadership in Negotiations
10.3 External Sale Agreements for SPVs

CHAPTER 11 – PROFIT SHARING AND DISTRIBUTION OF FUNDS
11.1 Profit Sharing Formula (50% EDGM / 50% BAIF)
11.2 Distribution of Funds Raised by EDGM or Its Affiliates
11.3 Distribution Procedure
11.4 Reporting and Audit of Funds Raised

CHAPTER 12 – INCENTIVES AND CONSIDERATION
12.1 Grant of EDGM Common Stock Purchase Option to BAIF Upon Effective date of JVA
12.2 Bonus for Each Additional SPA Signed With Third Parties
12.3 Timing and Conditions of Share Transfers

CHAPTER 13 – CONFIDENTIALITY
13.1 Confidentiality Obligations
13.2 Consequences of Breach

CHAPTER 15 – DEFAULT AND REMEDIES
15.1 Events of Default
15.2 Cure of Payment Default
15.3 Termination of the JVA
15.4 Effects of Termination

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CHAPTER 16 – [INTENTIONALLY OMITTED]

CHAPTER 17 – FORCE MAJEURE
17.1 Definition of Force Majeure
17.2 Effects and Obligations in Case of Force Majeure

CHAPTER 18 – MISCELLANEOUS
18.1 Notices and Communications
18.2 Assignment of Rights
18.3 Applicable Law and Dispute Resolution (Exclusive Arbitration)
18.4 Legal Costs
18.5 Severability

ANNEX A — PURCHASE PRICE AND DEVELOPMENT COST OBLIGATIONS
A.1 Agreed Purchase Price
A.2 Breakdown of Cash Payments
A.3
Development Cost Obligations
A.4 Deferred Payment Obligations

ANNEX B — DEFINITION OF READY TO BUILD (RTB) AND VERIFICATION CRITERIA

ANNEX C — DEVELOPMENT MILESTONES AND DELIVERABLE-BASED FRAMEWORK

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WHEREAS:

A. DC Estate Solutions Cayman Limited, an entity incorporated in the Cayman Islands (the “Joint Venture Company”) owned by Edgemode, Inc. and Blackberry AIF organized to acquire SPVs (as defined below) and to finance the development of the Projects (as defined below) up to the Ready To Build (“RTB”) stage;

B. BLACKBERRY AIF, a commercial company duly incorporated under the laws of Spain “BAIF”), former owner of the equity interests in five special purpose vehicle companies (SPVs) holding the data center projects named DC Córdoba 300 MW, DC Cáceres 300 MW, DC Vianos 300 MW, DC Malpica 300 MW, and DC Torrecampo 300 MW (collectively, the “Projects”) which were sold to DC Estate Solutions Cayman Limited pursuant to the Share Purchase Agreement dated November 6, 2025 (the “SPA”), wishes to collaborate with Edgemode, Inc. for the joint development of such Projects and their subsequent sale to third parties, sharing risks, responsibilities, and benefits equitably; and

C.EDGEMODE, INC., a Nevada corporation (“EDGM”), has the financial capacity to provide the necessary resources for the acquisition of the SPV equity interests and to finance the development of the Projects up to the Ready To Build (“RTB”) stage, and holds a strategic interest in participating in the co-acquisition, co-development, and co-sale of the Projects and wishes to collaborate with BAIF for the joint development of such Projects and their subsequent sale to third parties, sharing risks, responsibilities, and benefits equitably ;

The Parties have previously entered into the SPA and desire to supplement the terms of the SPA pursuant to which the Joint Venture Company acquired the SPV equity interests from BAIF, and now wish to set out the terms and conditions under which EDGM and BAIF will collaborate in the Joint Venture to develop, finance, manage, market, and sell such Projects together;

This agreement (the “Agreement” or “Joint Venture Agreement”) governs the formation, organization, contributions, rights, obligations, governance, profit distribution and exit mechanisms of the Joint Venture, as well as the guarantee mechanisms, conditions precedent, reversal mechanism for equity interests and other ancillary arrangements necessary for effective and orderly cooperation between the Parties;

NOW THEREFORE, in consideration of the foregoing and of the covenants, terms, conditions and agreements contained herein, the Parties agree to enter into this Joint Venture Agreement for the Co-development and Sale of AI Data Centers Projects (hereinafter, the “Agreement”), which shall be governed by the following provisions:

CHAPTER 1 – DEFINITIONS AND INTERPRETATION

1.1 Definitions

For the purposes of this Agreement, the following terms shall have the meanings set forth below, whether appearing in singular or plural:

“Pledged Shares” means the SPV equity interests acquired by the Joint Venture Company and pledged on a pro rata basis in accordance with this Agreement, as security for the satisfaction of the Deferred Payment Obligations.

•	“Annex” means any attachment, appendix, or schedule to this Agreement, including Annex A, Annex B, Annex C, etc.
•	“Business Day” means any day other than a Saturday, Sunday or public holiday in Spain or in the Cayman Islands on which financial institutions are open for business.
•	“Cayman Vehicle” or “Joint Venture Company” means DC Estate Solutions Cayman Limited, the entity incorporated in the Cayman Islands in which EDGM and BAIF shall hold equity interests under this Agreement.
•	“Condition Subsequent” means the Deferred Payment Obligations pursuant to which, in the event of failure to satisfy the Deferred Payment Obligations, the Pledged Shares may be foreclosed on by BAIF on a pro rata basis subject to EDGM’s ability to cure any default under this Agreement.
•	“Development Costs” means the total sum of expenses incurred or to be incurred to develop the Projects to Ready To Build status, as detailed in Annex A.
•	“Data Centers” or “Projects” means the five data center projects in Spain covered by this Agreement, specifically defined as DC Córdoba 300 MW, DC Cáceres 300 MW, DC Vianos 300 MW, DC Malpica 300 MW, and DC Torrecampo 300 MW.

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•	“EDGM” means the financial party to this Joint Venture, as represented by its shareholding in the Cayman Vehicle.
•	“Event of Default” means the occurrence of any act or omission which constitutes a material breach of obligations of either EDGM or BAIF under this Agreement and/or the SPA, and which has not been remedied within the relevant cure periods.
•	“Joint Committee” means the governing body of the Joint Venture Company in which the partners make decisions in accordance with procedures established in Chapter 5 of this Agreement.
•	“Deferred Payment Obligations” means all payment obligations of the Purchaser pursuant to this Agreement, including the Agreed Purchase Price and the Development Costs, as detailed in Annex A.
•	“Agreed Purchase Price” means the total consideration fixed for the acquisition of the SPVs under the SPA and this Agreement, as detailed in Annex A.
•	“Ready To Build Projects” or “RTB” means that a Project has obtained all necessary permits and licenses, as defined in Annex B, to proceed with its construction and operation.
•	“SPV” or “Project Company” means each of the companies owning the Projects (DC Estate Córdoba SL, DC Estate Cáceres SL, DC Estate Vianos SL, DC Estate Malpica SL, and DC Estate Torrecampo SL), whose primary purpose is the development of the respective data center.
•	“SPA” means the Share Purchase Agreement for the SPVs entered into between BAIF as Seller and the Cayman Vehicle as Purchaser dated November 6, 2025, forming an integral part of the contractual framework regulated by this Agreement.
•	“Third Party” means any natural or legal person other than the Parties and their respective affiliates to whom an SPV or Project is sold.
•	“Seller” means BLACKBERRY AIF (BAIF), represented by its director as specified in the SPA.
•	“Party” means BAIF and EDGM.
•	“Funds Raised by EDGM or Its Affiliates” means any capital or financial resources raised by EDGM or any of its affiliates (including, without limitation, funds obtained from investors (individuals or legal entities, including institutional or retail investors), through issuances of shares, equity rounds, venture capital arrangements, or any other financial instrument) where the SPV assets are utilised as collateral for the investment, that are used directly or indirectly to finance the development of the Projects or to support the Joint Venture, provided that:

(i) such funds have been received and made available to the Cayman Vehicle (Joint Venture Company); or

(ii) EDGM has credibly documented that such funds are applied directly to the advancement or financing of the Projects and have been effectively used for such purposes.

Funds that are legally restricted from being used for Project financing are excluded from this definition.

1.2 Interpretation

Unless the context requires otherwise:

(a) Terms defined in the singular include the plural, and vice versa.

(b) Headings, subheadings and titles shall not affect the interpretation of this Agreement.

(c) References to “including,” “includes” or similar expressions shall be construed without limitation to the items expressly listed.

(d) References to laws or regulations shall mean the version in effect on the date of signing and any future amendments to the extent legally applicable.

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CHAPTER 1 – DEFINITIONS AND INTERPRETATION (continued)

1.3 Headings

The headings and titles of the sections and subsections of this Agreement are included solely for convenience and shall not affect the meaning or interpretation of the text.

CHAPTER 2 – BACKGROUND AND PURPOSE OF THE JVA

2.1 Background of the Parties

2.1.1 BLACKBERRY AIF (BAIF)

BLACKBERRY AIF is a commercial company duly incorporated under the laws of Spain, with registered address at C/ Virgen de Luján no. 48 bajo derecha, 41011 Seville, Spain, represented in this act by its Director, José Antonio Mora Góngora. BAIF is, since its incorporation, the former holder of the SPVs transferred to the Cayman Vehicle under the SPA for equity interests in the Joint Venture Company that own the respective data center infrastructure projects (“Data Centers”) intended for Artificial Intelligence in Spain (Córdoba, Cáceres, Vianos, Malpica and Torrecampo), and has the technical, operational and management experience in the development of such assets held by the Joint Venture Company.

2.1.2 EDGM and the Cayman Vehicle

EDGM company quoted on the OTC Markets, which, through its ownership in the Joint Venture Company will provide the necessary financing to the Joint Venture Company for the development of the Projects pursuant to the terms of this Agreement and the related agreements to be executed. EDGM, through the Cayman Vehicle, has agreed with BAIF to acquire the equity interests of the SPVs owning the Projects, as well as to contribute the capital necessary to achieve certain operational development milestones.

2.1.3 Nature of the Joint Venture Agreement

The Parties acknowledge that, while maintaining their separate legal autonomy and independence as separate companies, they are shareholders of the Joint Venture Company and wish to collaborate in the execution and joint development of the Projects, through the establishment of a Joint Venture with shared equity participation and for the purpose of combining financial, technical and operational contributions to achieve the common objectives agreed. In this context, this Agreement constitutes the contractual instrument governing the terms and conditions under which the Parties shall coordinate their efforts for the development of the Projects up to their sale to third parties, sharing in an equitable manner the resulting benefits, as set out in this instrument and in the agreements related hereto.

2.2 Purpose of the Agreement

The purpose of this Joint Venture Agreement (“Agreement”) is to establish the bases, terms and conditions under which EDGM and BAIF shall operate and manage the Joint Venture Company and collaborate and coordinate efforts for the co-development of five AI Data Center Projects in Spain held by the Joint Venture Company though its ownership of the SPVs, specifically:

•	DC Córdoba 300 MW,
•	DC Cáceres 300 MW,
•	DC Vianos 300 MW,
•	DC Malpica 300 MW,
•	DC Torrecampo 300 MW

collectively, the “Projects.”

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This Agreement amends and restates that certain Memorandum of Understanding dated October 15, 2025 by and between EDGM and BAIF (the ‘Binding MOU”). This Agreement sets forth the general framework of cooperation between the Parties to:

a)	Coordinate financing, management and technical execution of the Projects up to Ready To Build (“RTB”) status, as defined in Annex B of this Agreement;
b) Define and regulate the contribution of resources and responsibilities of each Party, including EDGM’s financial contribution and BAIF’s technical management, development and execution;
c) Establish the governance and control rules of the Cayman Vehicle, as well as procedures for decision-making, profit distribution and sale of each of the Projects to third parties;
d) Regulate the reciprocal rights, obligations, incentives and guarantees which protect the contributions of each Party and facilitate compliance with the objectives of the Joint Venture.º

2.2.1 Option to add projects

Subject to approval by the Joint Venture committee, BAIF may at any time in the next 12 months transfer additional SPV’s to the joint venture company up to an additional 1 GW of AI data center capacity.

In the event of BAIF taking up this option EdgeMode will finance the development of the additional SPV’s to ready to build ( RTB). Any payments made by EdgeMode to the Cayman Vehicle for the finance of the additional SPV developments will count towards the minimum gross payments required to be made by EdgeMode.

2.3 Scope of the Co-Development of the Projects

2.3.1 Operational and Financial Scope

The Parties agree that the scope of this Agreement covers all activities necessary to take each Project from its current status to RTB status, including, without limitation:

a) Obtaining permits, urban planning and environmental licenses;
b) Conducting technical studies, designs and engineering projects;
c) Hiring professional and technical services;
d) Organizing and supervising development activities;
e) Coordinating and executing due diligence processes;
f) Preparation and formalization of the sale to third parties of each SPV once RTB is achieved.

2.3.2 Sale to Third Parties and Profit Distribution

Once the RTB status of each Project has been achieved, the Parties shall collaborate in the sale to third parties (external buyers) of the corresponding project company, with the purpose of maximizing value for the partners and obtaining proportional recovery and distribution of profits as established in this Agreement.

2.3.3 Cooperation

During the term of this Agreement, the Parties commit to cooperate in good faith and with the utmost diligence to fulfill the objectives of the Joint Venture.

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CHAPTER 2.A – Condition Precedent to Effectiveness of the JVA

1.	Condition Precedent:
This Joint Venture Agreement (“JVA”) is expressly conditioned upon the effective notarial public deed filing in Spain for the SPVs in connection with the acquisition of the equity interests of the SPVs owning the Projects under the SPA (the “Notary Filing”).
2.	Deadline for Satisfaction:
The Parties agree that such execution of the Notary Filing must occur no later than thirty (30) calendar days from the date of execution of this JVA.
3.	Effects of Non-Filing Due to Payment Failure:
a) If the Notary Filing is not filed within the specified period due to EDGM’s failure to make the third payment of $375,000 as described under Annex A.2, this JVA shall not become effective nor shall it create legal rights or obligations between the Parties, unless the Parties agree in writing to extend the period or waive this Condition Precedent in writing.
b) In such event, subject to EDGM’s 60 day period to cure, the JVA shall automatically lapse, without liability between the Parties for obligations or commitments not performed under this Agreement.
4.	Waiver:
Any waiver of this Condition Precedent shall be in writing and signed by both Parties.

CHAPTER 3 – FORMATION OF THE JOINT VENTURE (CAYMAN VEHICLE)

3.1 Formation and Structure of DC Estate Solutions Cayman Limited

3.1.1 The Parties acknowledge and agree that the vehicle through which the joint development of the Projects shall be carried out is DC ESTATE SOLUTIONS CAYMAN LIMITED (the “Cayman Vehicle” or the “Joint Venture Company”), a company duly formed under the laws of the Cayman Islands.

3.1.2 The Joint Venture Company is registered under Company No. CR-427671 and has its registered office at:
****PO Box 10338, Anchor Works, 4th Floor, 13 Genesis Close, Grand Cayman, KY1-1003, Cayman Islands.

3.1.3 The Joint Venture Company was incorporated as a company limited by shares under the laws of the Cayman Islands, with full capacity to carry out any lawful activity not restricted by applicable law. Under Cayman Islands law, such companies have independent legal personality, limited liability for shareholders, and flexibility in managing share capital in accordance with their articles of association.

3.1.4 The Joint Venture Company shall be the entity through which the Parties will manage and coordinate the development of the Projects to Ready To Build (RTB) status, as well as the acquisition and sale of SPV equity interests and any other activities necessary to achieve the purposes of the Joint Venture.

3.2 Initial Shareholding

3.2.1 The initial equity participation in the Joint Venture Company, in accordance with its articles of association and current corporate records, is as follows:
a) EDGM — 50.1% of the share capital and ordinary voting rights;
b) BAIF (BLACKBERRY AIF) — 49.9% of the share capital and ordinary voting rights.

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3.2.2 The Parties agree that, notwithstanding the percentage distribution of equity, all material decisions of the Joint Venture Company shall require unanimous approval of the equity holders, such that neither Party can unilaterally decide strategic or essential matters, as further established in Chapter 5 of this Agreement.

3.2.3 The equity interests shall be represented by shares or other capital instruments in accordance with the Joint Venture Company’s articles of association and Cayman Islands law. Each share shall carry economic and voting rights as established in the articles of association.

3.3 Registered Office, Corporate Governance and Legal Compliance

3.3.1 Registered Office and Domicile:
The Joint Venture Company’s registered office shall be in the Cayman Islands at the address recorded in the Companies Register (PO Box 10338, Anchor Works, 4th Floor, 13 Genesis Close, Grand Cayman, KY1-1003, Cayman Islands), or any other address officially notified by the Company in accordance with applicable law.

3.3.2 Governing Law:
The incorporation, existence, powers, and operation of the Joint Venture Company shall be governed by Cayman Islands law governing commercial companies, including the Cayman Islands Companies Law, the company’s articles of association, and shareholder resolutions.

3.3.3 Internal Governance:
The legal administration and representation of the Joint Venture Company shall be entrusted to the Board of Directors or equivalent body appointed pursuant to its articles of association and as further specified in Chapter 5 (Governance, Control and Decision-Making) of this Agreement. The Board shall be responsible for operational and strategic management, subject to unanimous decisions by shareholders where required under this Agreement.

3.3.4 Regulatory Compliance:
The Joint Venture Company shall maintain all corporate records and documentation required by Cayman Islands law, including, without limitation, the register of members, articles of association, minutes of meetings, registers of directors, and any other documentation required by the Registrar of Companies in the Cayman Islands.

CHAPTER 4 – CONTRIBUTIONS OF THE PARTIES

4.1 Financial Contributions of EDGM

4.1.1 EDGM, undertakes to provide the necessary and justified financial resources to the Joint Venture Company as provided under this Agreement for the joint development of the Projects up to their Ready To Build (RTB) status.

4.1.2 EDGM’s financial contributions shall include:

a) The Agreed Purchase Price and the Development Cost Obligations, as set out in Annex A to this Agreement, including cash payments, deferred consideration and any additional capital contributions and/or structured financing in accordance with the agreed schedule.

b) The disbursement of all necessary and justified expenses associated with the development of each Project, such as permits, licenses, technical studies, agent commissions, operating expenses, development provisions, financing expenses, and other reasonable costs essential to achieve RTB status.

c) Financing any guarantee, pledge, deposit or security instrument required under this Agreement or the SPA, to the extent permitted by applicable law and by the Parties’ agreements.

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4.1.3 EDGM’s contributions may be made by bank transfer, capital contribution in kind, or other financing mechanisms agreed by the Parties and detailed in the relevant documentation, all in accordance with the approved schedule and disbursement arrangements.

4.1.4 EDGM may, with BAIF’s prior written consent, use external financing sources (including bank debt, securitization issuances or other financial instruments) to cover all or part of the required contributions, provided that such financing does not prejudice the Joint Venture’s purpose or the financial integrity of the Joint Venture Company.

4.2 Contributions of BAIF (Projects, Know-How, Management and Development)

4.2.1 BAIF shall contribute to the Joint Venture:

a) The Projects subject to this Agreement (i.e., the equity interests in the SPVs owning the Data Centers), pursuant to the SPA; and

b) The resources necessary for the technical and operational management and development of the Projects up to RTB status.

This contribution includes the transfer of rights, title, and current Project management held by BAIF prior to the execution of the binding SPA.

4.2.2 BAIF’s contributions, at its sole cost and expense, to the development of the Projects shall include:

a) Comprehensive development management using its specialized technical team, coordinating design, engineering, permits, third-party contracts, technical studies, supervision, and other activities necessary to ensure execution of the development plan.

b) Provision of know-how and specialized technical expertise required for obtaining permits, pre-operational studies, detailed engineering, supervision of contractors, risk management, and compliance with applicable legal and technical requirements.

c) Identification and coordination with external agents, administrative authorities, consultants, engineering firms, technical evaluators, and other professionals necessary for efficient completion of development milestones, in accordance with the agreed schedule.

d) The technical, methodological and operational resources necessary to advance Project development to RTB status under this Agreement and the applicable Annexes.

4.2.3 BAIF shall make available to the Joint Venture the necessary resources to fulfill its development obligations, including technical personnel, processes, methodologies, and other operational tools related to the defined development milestones, with no separate independent consideration apart from what is stipulated in this Agreement and its Annexes.

4.3 Schedule of Contributions

4.3.1 The Parties agree that the contributions described in Sections 4.1 and 4.2 shall be carried out in accordance with the schedule of contributions set forth in Annex C – Development Plan and Milestone Schedule, which defines:

a) The target dates for payments and disbursements in accordance with the financial schedule in Annex A; and

b) The sequence of responsibilities between EDGM’s financial contributions and BAIF’s operational contributions.

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4.3.2 Each Party shall make its respective contributions on the dates established and in accordance with the defined milestones, to ensure the timely and justified progress of each Project’s development to RTB status.

4.3.3 In the event that either Party fails to fulfill its contribution obligations in accordance with the approved schedule:

a) It shall be considered an Event of Default subject to remedies and penalties outlined in Chapter 15 (Default and Remedies); and

b) The performing Party may demand specific performance or alternative effects provided under this Agreement to preserve the viability of the Joint Venture.

CHAPTER 5 – GOVERNANCE, CONTROL AND DECISION-MAKING

5.1 Governing Bodies (Joint Committee)

5.1.1 The Parties agree that the supreme governing body of the Joint Venture Company shall be the Joint Committee of Partners (also referred to as the “Board of Shareholders”), composed of representatives designated by each partner in proportion to their shareholding in the Joint Venture Company.

5.1.2 Each partner shall have the right to appoint representatives to the Joint Committee. Such representatives must be natural persons duly authorized and possessing the professional capacity necessary to fulfill their functions.

5.1.3 The Joint Committee shall be responsible for strategic governance of the Joint Venture, including, but not limited to, approval of key decisions, corporate strategies, annual budgets, significant investments, sale of material assets, and other matters established in this Chapter.

5.2 Convening Procedures and Quorum

5.2.1 Convening Shall Occur:
a) By written notice from any partner provided at least fifteen (15) calendar days in advance, except in cases of duly justified urgency; or
b) Whenever any partner requests in writing, specifying the agenda.

5.2.2 Quorum for Meetings:
The Joint Committee shall be validly constituted only when all partners (or their respective representatives) are present or duly represented. No meeting shall be held or validated without the presence or representation of all partners.

5.3 Voting Rights (Unanimity for Key Decisions)

5.3.1 Unless expressly provided otherwise in this Agreement, all decisions of the Joint Committee must be adopted by unanimous vote of all partners (or their representatives). This includes, without limitation:

a) Amendments to the Joint Venture Company’s corporate purpose or business model;
b) Approval of annual budgets and strategic plans;
c) Decisions on significant indebtedness or capital increases;
d) Approval of material contracts with third parties;
e) Any sale, transfer, or commitment of relevant assets; and
f) Decisions regarding distribution of profits other than those provided in this Agreement.

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5.3.2 The unanimity requirement ensures that no partner with a majority interest may unilaterally decide key matters.

5.3.3 In the event that a deadlock occurs and no unanimous decision is possible on any matter requiring unanimity:

a) Notice of Deadlock. Any Partner may give written notice of a deadlock (“Deadlock Notice”) to the other Partner(s), specifying the matter subject to deadlock.

b) Mandatory Mediation. Upon delivery of a Deadlock Notice, the parties shall submit the matter to mandatory mediation before an independent mediator agreed between the parties (or if the parties cannot agree within ten (10) days, each party shall appoint one mediator, and those mediators shall jointly appoint a third mediator who shall act as lead). The mediation process shall be completed within thirty (30) days from the appointment of the mediator(s), provided that the mediator(s) may extend this period by written agreement of the parties for a further ten (10) days if good faith efforts to resolve the deadlock continue.

c) Independent Casting Vote for Economic Decisions.

If after the mediation period no unanimous resolution is reached, then for decisions directly affecting economic rights (including the declaration or payment of dividends):

•	The matter shall be referred to an Independent Director or Independent Expert (Neutral Vote Decider), appointed by mutual agreement of the parties within ten (10) days after the end of the mediation period.
•	The Independent Director/Expert shall have a casting vote on the matter in question, which shall be final and binding on the parties.

d) Buy-Sell Mechanism (Final Step).
If the Independent Director/Expert is unable to break the deadlock within ten (10) days of appointment, then the parties shall proceed with a buy-sell process as follows:

i. Either party may serve a written offer (“Buy-Sell Notice”) to the other, proposing to either buy all of the other party’s equity interests or sell all of its own equity interests at a specified price per share.

ii. The recipient of the Buy-Sell Notice shall, within ten (10) days, either:

•	Accept the offer, resulting in the transfer of equity interests as specified; or
•	Make a counter-offer to purchase all of the equity interests of the offering party at a price no less than the proposed price.

iii. If the recipient of the Buy-Sell Notice fails to respond within the specified period, it shall be deemed to have accepted the original offer.

e) Enforceability. Any transfer of equity interests under this clause shall be executed under applicable law and registered in the relevant corporate books and records, with each party irrevocably agreeing to execute any documents and take any actions necessary to effect such transfer.

f) No Prejudice to Other Rights. This deadlock resolution procedure shall be without prejudice to any other rights or remedies available to the parties under this Agreement, and shall not release any party from its obligations hereunder.

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5.4 Veto Rights

5.4.1 General Veto Right:
Each partner shall have a veto right over any decision that must be adopted by unanimous vote pursuant to Section 5.3. As a result, the dissent of any partner shall prevent the approval of such decision.

5.4.2 Exercise of Veto:
The exercise of the veto right must be notified in writing to the other Party, expressly indicating the reasons, without prejudice to the fact that the decision shall be deemed rejected for failing to achieve unanimous approval.

5.4.3 Limits on Veto Exercise:
The veto right shall not apply to decisions of an administrative or routine nature that do not significantly affect the Joint Venture Company’s purpose, strategy, assets, or business plan and which are included in the approved budget or development plan.

5.5 Conflicts of Interest

5.5.1 Disclosure of Conflicts:
Each partner and its representatives must disclose in writing any actual or potential conflict of interest affecting any matter submitted to the Joint Committee before the relevant decision is made.

5.5.2 Abstention:
Where a partner’s representative has a direct conflict of interest in relation to a decision, that representative shall abstain from voting or influencing that decision.

5.5.3 Management of Conflicts:
In the event of a conflict of interest between the Parties or involving a third party, the partners shall make all reasonable efforts to resolve it amicably and cooperatively, maintaining good faith and transparency in deliberations. If no solution is reached and unanimity is not possible under this Chapter, the dispute shall be resolved pursuant to the dispute resolution mechanisms set forth elsewhere in this Agreement (for example, arbitration).

CHAPTER 6 – DEVELOPMENT OF THE PROJECTS

6.1 Roles and Operational Responsibilities of BAIF

6.1.1 BAIF,shall be the partner responsible for the operational, technical and administrative execution of the development of each Project up to Ready To Build (“RTB”) status, in accordance with the definitions in this Agreement.

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6.1.2 BAIF shall coordinate and manage the activities necessary for advancement of the Projects, including but not limited to:

a) Managing filings with administrative authorities to obtain permits, urban planning, environmental and sector-specific licenses;

b) Coordinating technical studies, engineering and designs necessary to satisfy RTB requirements;

c) Contracting and supervising third parties (consultants, engineers, technicians and professionals) required for Project development;

d) Managing documentation and ensuring compliance with relevant regulatory requirements for each Project;

e) Implementing internal processes to progress and report Project development to the Joint Venture Company on a periodic basis.

6.1.3 BAIF shall exercise its management duties with reasonable professional diligence, consistent with that of an experienced infrastructure development manager, and shall inform the Joint Venture Company of any material circumstances that may affect normal Project progress.

6.2 Progress Evaluation Toward Ready To Build (RTB)

6.2.1 Definition of Ready To Build (RTB):

A Project shall be deemed in RTB status when BAIF has obtained all permits and administrative authorizations required for the commencement of construction and operation of the Project under applicable law, excluding the financing or financial closing itself.

6.2.2 BAIF shall proactively manage and monitor the Project development process to achieve RTB status and shall provide the Joint Venture Company with relevant information on significant milestones, obstacles or circumstances that may reasonably impact development timelines.

6.3 Deliverables and Progress Tracking

6.3.1 During the development of each Project, BAIF shall deliver to the Joint Venture Company documentation evidencing advancement in the Project’s regulatory and operational requirements, including at minimum:

a) Documentation of permits and licenses obtained that demonstrate compliance with regulatory requirements needed for each development phase up to RTB;

b) Periodic general progress reports on Project development, presented in a format reasonably understandable to maintain the partners informed.

Deliverables and communications shall be provided by BAIF in a reasonable and professional manner, at the form and frequency agreed with the Joint Venture Company to ensure adequate monitoring of progress.

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CHAPTER 7 – PROJECT DEVELOPMENT FINANCING

7.1 Financing Obligations of EDGM

7.1.1 EDGM, through the Joint Venture Company (DC Estate Solutions Cayman Limited), accepts primary responsibility for providing the funds necessary to finance development of the Projects up to RTB status, as set forth in this Agreement and Annex A – Agreed Purchase Price and Development Cost Obligations, as amended from time to time by the consent of the Parties.

7.1.2 EDGM’s financing obligations shall include:

a) Disbursement of funds agreed in the payment schedule in Annex A to execute cash payments, deferred payments and other capital contributions or financing agreed for Project development;

b) Provision of resources necessary to cover necessary and justified development costs up to RTB (including permits, licenses, technical studies, commissions, development provisions, financing costs, and other reasonable costs directly associated with Project advancement).

7.1.3 No obligation of financing assumed by EDGM under this Chapter shall be interpreted as an obligation to acquire additional equity interests outside those expressly agreed in the SPA or to make capital contributions not contemplated in Annex A or agreed unanimously by the Parties in writing.

7.2 Budget and Disbursements

7.2.1 Financing of each Project’s development shall be managed in accordance with the financial budget established in Annex A and the disbursement schedule set forth therein.

7.2.2 EDGM shall effect capital and fund disbursements in accordance with the dates and conditions stipulated in the Annex A payment calendar, in line with development milestones and needs.

7.2.3 All disbursements under this Agreement shall be accounted for by the Joint Venture Company in accordance with applicable accounting principles and with transparency to the Joint Committee of Partners.

7.2.4 Budget execution shall be subject to joint review by the Parties, who may agree to adjust budgetary items by unanimous decision of the Joint Committee, to conform the financial plan to reasonable development circumstances.

7.3 Handling Additional or Unforeseen Costs

7.3.1 During Project development, additional or unforeseen costs may arise that are not detailed in the original budget of Annex A, provided that such costs are necessary and properly justified.

7.3.2 BAIF shall notify the Joint Venture Company in reasonable advance of any additional or unforeseen cost that may materially affect the development budget.

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7.3.3 The Parties shall jointly assess any such additional costs proposed by BAIF, and agree on the manner of financing those costs based on Project needs and the Joint Venture Company’s financial capacity.

7.3.4 Financing of additional or unforeseen costs shall only proceed after unanimous approval of the Joint Committee, unless the Parties agree in writing to an alternative financing mechanism for specific cases.

7.3.5 If unanimous approval is not reached to finance an additional cost, the Parties may explore alternative solutions (including reallocation of budgeted funds or adjustments to development scope), always with the aim of preserving the Joint Venture’s viability without compromising its overall balance.

7.4 Bridge Financing or Additional Credit (Negotiated Case-by-Case)

7.4.1 In situations requiring bridge financing, lines of credit, structured debt, or other financial instruments beyond the capital contributions provided in Annex A, EDGM and BAIF shall negotiate in good faith terms and mechanisms for necessary financing.

7.4.2 Any bridge financing or additional credit obtained by the Joint Venture Company shall be contracted only with the unanimous approval of the Joint Committee, including selection of financial terms, schedules, collateral or guarantees associated with such instruments.

7.4.3 Such financing shall not alter the fundamental obligations of the Parties under this Agreement nor shall it automatically modify the equity participation of EDGM or BAIF in the Joint Venture Company, except by written agreement approved unanimously.

7.4.4 Income, obligations, and costs arising from any bridge financing or additional credit shall be managed within the Joint Venture Company’s financial framework with full transparency and oversight by the Joint Committee.

CHAPTER 8 – TRANSFER OF THE SPVs AND PRECONDITIONS

8.1 Binding SPA for the Sale of Equity Interests

8.1.1 The SPA shall be supplemented and modified by the terms of this Agreement.

8.1.2 The SPA shall remain binding on the Parties.

8.1.3 The SPA and this Agreement shall expressly govern the SPVs, as well as the effects of partial performance or non-performance under the agreed terms.

8.2 Condition Subsequent and Pledge of Shares

8.2.1 Condition Subsequent:
The equity interests of the SPVs (the “Pledged Shares”) are subject to a stock pledge in favor of BAIF subject to EDGM making aggregate cash payments and contributions to the Joint Venture Company (including all payments under the SPA) up to $8,750,000 (the “Minimum Gross Payments”). In the event EDGM fails to make such payments, subject to a 60 day cure period, BAIF may foreclose on the Pledged Shares on a pro rata basis. The Parties acknowledge that the pledge shall be satisfied on a pro rata basis. For example if EDGM defaults after 12 months and has already paid 50% of its Minimum Gross Payments and remains in default for more than 60 days post default notice, then 50% of the Pledged Shares would be subject to foreclosure. BAIF may not foreclose on any Pledged Shares for missed payment in the event BAIF has committed an Event of Default.

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8.2.2 Pledge of Shares:
The Cayman Joint Venture shall grant in favor of BAIF an irrevocable pledge over the equity interests of the Pledged Shares, which shall remain as security on a pro rata basis for the satisfaction of all Minimum Gross Payments. The total payment obligations under the SPA and this Agreement are capped at a máximum of $8,750,000 USD. BAIF irrevocably agree to terminate/rescind the pledge when this obligation has been fulfilled. BAIF shall provide release of the Pledged Shares on a pro rata basis as payments are made by EDGM under this Agreement.

8.2.3 The pledge over the Pledged Shares shall be perfected in accordance with applicable legal requirements, including entry in the relevant shareholder registers and any other instruments necessary to ensure legal effectiveness.

8.2.4 Additional Pledges and Priority of Security

a) Restriction on Additional Liens: Neither Party, nor the Joint Venture Company, nor the Cayman Vehicle shall grant, permit or authorize in any manner any additional pledge, lien, guarantee, mortgage, charge or retention right over the SPV equity interests (including the pledged equity interests securing deferred consideration) without prior written consent of all partners of the Joint Venture Company.

b) Exclusive Priority of Original Pledge: The pledge established in favor of BAIF under Clause 8.2 shall be understood as the exclusive principal security for the Deferred Payment Obligations. Any subsequent lien granted without the consent of BAIF, which shall not be unreasonably withheld, shall be null and void with respect to BAIF’s preferred rights over the Pledged Shares, and shall neither prevent nor limit BAIF’s rights to enforce or revert such interests pursuant to this Agreement and the SPA. The Parties acknowledge that the Joint Venture Company intends to use the SPV assets as security for loans and capital raising activity.

c) Notice of External Liens: If any third-party lien, encumbrance or charge arises over the SPV equity interests without required unanimous consent, the equity holder (including the Cayman Vehicle) shall notify the other Party (and BAIF if appropriate) in writing within three (3) Business Days of becoming aware. Such external lien shall not affect the validity of BAIF’s reversion and enforcement rights.

d) Subrogation and Coordination of Guarantees: If any third-party lender were to perfect a lien over equity interests with consent of the Joint Venture Company, and such lien does not comply with this Clause, the lender shall be subrogated only in a subordinated right after satisfaction of all obligations secured by the original pledge to BAIF and any other preferential rights set forth in this Agreement or the SPA.

8.3 Reversion of Equity Interests

8.3.1 Should the EDGM default on any payment, BAIF may foreclose on the pro rata Pledged Shares subject to a 60 day cure period. and the Pledged Shares shall revert to BAIF, who shall recover all economic and voting rights without further acceptance by the Joint Venture Company.

8.3.3 This Clause 8.3 shall not prevent the Seller from exercising any other rights and remedies (contractual or legal) to claim damages or any other compensation arising from the Purchaser’s non-performance under the SPA.

8.3.4 Proportional Reversion of Equity Interests and Enforcement of Security over the SPVs

8.3.4 Reversion and Enforcement of Guarantees Related to the SPVs

8.3.4.1 Direct Pledge of SPV Interests

For the purpose of securing EDGM’s performance of all of its payment obligations under this Agreement (including, without limitation, the Agreed Purchase Price and Development Costs), EDGM and the Joint Venture Company shall irrevocably grant in favor of BAIF a direct and first-ranking pledge over the equity interests of each SPV in which the Joint Venture holds an interest (the “Pledged SPV Equity Interests”), pursuant to this Article 8.3 and applicable law, so that BAIF may directly recover such interests in the SPVs in the event of EDGM’s default.

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8.3.4.2 Perfection of the Pledge over the SPVs

a) The Pledged SPV Equity Interests shall be pledged in favor of BAIF by means of pledge instruments that comply with the applicable law of each SPV and shall be registered in the relevant corporate records of each SPV in accordance with law, ensuring that the pledge is fully enforceable against third parties.
b) BAIF or its designated representative shall have access to the corporate documentation of each pledged SPV, including certified copies of the pledged interests, share certificates and shareholder registers, for purposes of monitoring and perfecting the security.

8.3.4.3 Calculation of Proportional Reversion of SPV Interests

Without prejudice to any other reversion, indemnity or enforcement rights of security provided for in this Joint Venture Agreement or in the SPA, the proportional reversion of the Pledged SPV Equity Interests shall be determined in accordance with the following formula:

Percentage of SPV Interests Recoverable by BAIF

= )1 – (Amount Paid by EDGM ÷ Total Commitment of EDGM))

Where:

a) Amount Paid by EDGM means the total sum of payments actually made by EDGM to the date of default, including payments attributable to the Agreed Purchase Price and Development Costs, duly evidenced to BAIF and the Joint Venture Company.
b) Total Commitment of EDGM means EDGM’s maximum obligation under Annex A of this Joint Venture Agreement (currently USD 8,750,000).

8.3.4 Enforcement of the Reversion of SPV Interests upon Default

a) Unilateral Right to Enforce upon Default — In the event that EDGM is in default of its payment obligations under this Joint Venture Agreement and such default is not cured within 60 calendar days after written notice of default by BAIF, BAIF shall have the unilateral and irrevocable right to effect the proportional reversion of the Pledged SPV Equity Interests, calculated in accordance with Article 8.3.3, without requiring the consent, approval, signature, authorization or cooperation of EDGM or the Joint Venture Company.

b) Notice to Notary and Direct Recovery — After the cure period has lapsed without remediation, BAIF may deliver to the Notary Public designated by BAIF:
(i) a Notice of Default;
(ii) the applicable calculation of Reversion; and
(iii) documentation evidencing the Event of Default.
The Notary Public shall then be authorized to order and effect the direct transfer of the Pledged SPV Equity Interests to BAIF or an entity designated by BAIF, without the need for any further act by EDGM, the Joint Venture Company or any SPV.

c) Effects of the Notarial Order — Any notarial order executing the transfer of interests pursuant to this Article shall have the same legal effect as a voluntary transfer of interests, resulting in the immediate ownership of all economic, governance and voting rights associated with the transferred SPV interests. Such transfer shall be immediately recorded in the corporate records of the respective SPVs and other applicable registries in accordance with applicable law.

d) Obligation to Recognize and Effect the Transfer — EDGM, the Joint Venture Company, and the pledged SPVs, as well as any officer, agent, corporate secretary or other person responsible for the corporate books and records or shareholder registers of the SPVs, are irrevocably obligated to recognize, accept, record and effect the transfer ordered by the Notary pursuant to this Article, without right to object, delay, block or challenge such execution before any jurisdiction, court or administrative authority.

e) Protection Against Holding Company Creditors — The transfer of the Pledged SPV Equity Interests pursuant to this Article shall be understood to be separate and independent from the assets or liabilities of the Joint Venture Company (holding), and shall not be affected, subordinated or challenged by creditors of the holding, nor by any subsequent financings that such holding may have entered into with third parties.

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8.4 Costs and Taxes Associated

8.4.1 Formalization Costs:
All BAIF costs, charges, fees, taxes, notarial and registration expenses arising from this Agreement, the creation of pledges over shares, and other direct legal or administrative requirements related to the SPV transfers shall be borne by EDGM up to $15,000 USD, unless otherwise expressly agreed by the Parties.

8.4.2 Taxes and Levies:
The Parties shall comply with applicable taxes on the transfer of equity interests (including transfer taxes where applicable). The Purchaser shall fulfill all tax obligations as the acquirer and assume any tax burdens associated with transfer of SPV equity interests, indemnifying the Seller from such liabilities.

8.4.3 Cooperation for Tax Compliance:
The Seller and the Purchaser shall cooperate in good faith to satisfy all fiscal reporting, return filing and tax authority requirements in the jurisdictions involved, providing documentation and coordinating settlement and audit procedures in accordance with applicable law.

CHAPTER 9 – READY TO BUILD (RTB): DEFINITION

9.1 Definition of Ready To Build (RTB)

9.1.1 For the purposes of this Agreement, a Project shall be considered in RTB status when BAIF has obtained all administrative permits, licenses and authorizations necessary for such Project to begin construction without significant regulatory or administrative obstacles. For clarity, RTB status shall be achieved when applicable legal and regulatory requirements for construction are effectively met, including:

a) Definitive construction permits;
b) Urban planning compatibility certifications;
c) Environmental and sector-specific licenses and authorizations;
d) All other administrative authorizations whose absence would legally prevent or materially risk construction work commencement.

9.1.2 Without limitation, RTB status shall include evidence of:

i) final construction permits;
ii) urban planning compliance;
iii) environmental and regulatory licenses;
iv) construction licenses or equivalents required by competent authorities;
v) any other authorization whose absence legally prevents start of construction.

9.2 Verification of Achievement of RTB

9.2.1 When BAIF considers that a Project meets RTB requirements, it shall notify EDGM in writing with supporting documentation evidencing valid and enforceable permits and licenses required for construction.

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9.2.2 EDGM may reasonably verify RTB compliance based on the documentation provided, limited to confirming that required permits and authorizations have been duly obtained and are enforceable as of submission date.

9.2.3 If EDGM deems documentation sufficient and that the Project objectively satisfies RTB conditions, it shall formally acknowledge in writing achievement of RTB. From that date, the Project shall be formally considered RTB for all purposes of this Agreement.

9.2.4 If EDGM reasonably identifies that BAIF’s documentation does not meet RTB requirements, it shall notify BAIF in writing, detailing specific deficiencies. BAIF shall have a reasonable period to remedy such issues and supplement documentation.

CHAPTER 10 – SALE TO THIRD PARTIES AND MARKETING PROCEDURE

10.1 Rights and Obligations During the Sale

10.1.1 Rights of the Partners:
The partners of the Joint Venture Company shall have the right to participate actively in the entire marketing and sale process of any SPV, regardless of whether the Project has achieved Ready To Build (RTB) status or not. The sale may be initiated whenever the Joint Committee of Partners deems it strategically opportune to maximize the value of the SPV and the interests of the Joint Venture, including the possibility of transactions prior to RTB.

10.1.2 Obligations of Good Faith:
Each partner must act in good faith and with due diligence in facilitating the sale of the SPV, in particular by:

a) Providing necessary information reasonably required by potential buyers;
b) Cooperating in preparing marketing materials, presentations, teasers or other common documents used in the marketing process;
c) Refraining from any act that unjustifiably obstructs the sale process or is contrary to the Joint Venture’s interests.

10.1.3 Exclusivity During Active Negotiations:
While an SPV is under active negotiation with a qualified buyer (for example, after receiving a non-binding proposal or letter of intent), the Joint Venture Company may not enter into parallel negotiations with other third parties without the unanimous consent of the Joint Committee of Partners.

10.2 Joint Leadership in Negotiations

10.2.1 Joint Negotiation:
The sale of any SPV must be led jointly by EDGM and BAIF, acting through the Joint Venture Company and in strategic coordination. Neither partner may unilaterally impose negotiation terms on the other. This includes:

a) Evaluation of binding offers or purchase proposals;
b) Negotiation of general terms and conditions of the sale agreement;
c) Consideration of payment mechanisms, compensation structures, closing conditions and any other critical terms agreed with the buyer.

10.2.2 Decision to Sell:
The final decision to sell an SPV to a third party, as well as the selection of the definitive offer, shall require unanimous approval of the Joint Committee of Partners, in accordance with the governance regime established in this Agreement. This ensures that sale decisions are made by consensus, protecting the interests of both Parties.

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10.3 External Sale Agreements for SPVs

10.3.1 Formalization of the Sale:
The sale of an SPV to a third party shall be formalised through an External Share Purchase Agreement (“External SPA”), governing the transfer of the SPV equity interests to the buyer, which shall include at minimum:

a) Full identification of the SPV subject to sale;
b) The price and agreed form of payment;
c) Representations and warranties customary between the parties;
d) Conditions precedent and/or suspensive conditions necessary for execution of the closing.

10.3.2 Closing Conditions:
Execution of an External SPA shall be conditioned upon the unanimous approval of the Joint Committee of Partners and compliance with all legal, regulatory and contractual requirements necessary for transfer of the SPV equity interests to the buyer, including but not limited to administrative authorisations and contractual consents that the Parties may deem necessary by unanimous vote to protect the Joint Venture’s interests.

CHAPTER 11 – PROFIT SHARING AND DISTRIBUTION OF FUNDS

11.1 Profit Sharing Formula (50% EDGM / 50% BAIF)

11.1.1 Unless otherwise expressly agreed in writing by unanimous decision of the Joint Committee of Partners, net profits generated by the sale of an SPV shall be shared between EDGM and BAIF in the proportion of 50% for EDGM and 50% for BAIF, as agreed in this Agreement and according to the profit participation principle agreed by the Parties.

11.1.2 For purposes of this Chapter, net profits means the total amount received from the sale of an SPV, less:

a) Costs, expenses, taxes, fees, SPA sale agreement bonus as defined in 12.2.1 and withholdings directly attributable to the Joint Venture Company and arising from the sale; and

b) Additional necessary and documented costs or expenses authorised by the Joint Committee for that specific transaction.

Net profit shall be determined objectively based on the Joint Venture Company’s official accounting records, adjusted in accordance with applicable accounting and tax standards.

11.1.3 Profit sharing under this Clause shall not affect or modify the contribution and financing rules established in Chapter 7 of this Agreement, which shall remain in force until all development costs are properly accounted and settled as agreed by the Parties.

11.2 Distribution of Funds Raised by EDGM or Its Affiliates

11.2.1 Delivery and Distribution Obligation:
Whenever EDGM or any of its affiliates raises funds as defined in this Agreement (“Funds Raised by EDGM or Its Affiliates”), and such funds are made available to the Joint Venture Company or directly applied to project development, EDGM shall, without prior authorisation from the Joint Committee of Partners deliver 100% of such funds to the Joint Venture Company, to the extent they have not already been applied to current Joint Venture obligations or retained in accordance with this Agreement.

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11.2.2 For purposes of this Agreement, Funds Raised by EDGM or Its Affiliates and contributed to the Joint Venture Company shall have no effect on the equity ownership of the Joint Venture Company. Such funds shall not be treated as debt or unilateral contributions by EDGM unless otherwise agreed in writing by the Parties.

11.2.3 The obligation to deliver and distribute funds raised shall not be construed as compromising the Joint Venture Company’s operational or financial continuity. The Joint Venture Company shall retain only the amount of funds necessary and duly documented to cover contractual, budgetary and Joint Committee-approved obligations per this Agreement.

11.3 Distribution Procedure

11.3.1 Receipt of Funds:
All payments from SPV sale proceeds or intermediate fund raising (under Clause 11.2) shall be received into the Joint Venture Company’s designated bank accounts.

11.3.2 Calculation of Net Profits:
Upon receipt of funds from the sale of a SPV, the Joint Venture Company’s financial administration shall prepare a statement of net profit distribution according to the 50% EDGM / 50% BAIF ratio without additional approval from the Joint Committee.

11.3.3 Mandatory Distribution:
The Joint Venture Company shall distribute net profits to EDGM and BAIF within ten (10) Business Days of receipt of funds into the Joint Venture Company’s accounts, in accordance with the established ratio, without requiring further unanimity from the Joint Committee.

11.3.4 Execution of Payments:
Payments shall be made into each partner’s designated bank accounts within the timeframe of Clause 11.3.3, respecting the 50/50 allocation.

11.4 Reporting and Audit of Funds Raised and the Joint Venture Company

11.4.1 EDGM and/or any affiliate that raises funds intended for Project development or subject to distribution must notify the Joint Venture Company and BAIF in writing within five (5) Business Days of receipt or application of such funds.

The notice must include:

i) Total amount raised;
ii) Date received;
iii) Source identification of the funds (investor, instrument type, conditions received); and
iv) Planned or actual use of such funds.

11.4.2 Supporting Documentation:
EDGM shall provide bank statements, copies of fund-raising agreements (respecting confidentiality), and evidence of transfer or application of funds to the Joint Venture Company or Project development.

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11.4.3 Audit Rights:
Each Party shall have the right to request an audit of the accounting and financial records relating to (1) funds raised by EDGM or its affiliates to verify receipt and application under this Agreement, (2) each SPV, and (3) the Joint Venture Company.

The audit shall be conducted by an independent auditor chosen by unanimous Joint Committee decision or, failing that, by an auditor selected by BAIF if EDGM does not cooperate within ten (10) days of request.

11.4.4 Audit Costs:
a) Unless the auditor finds significant errors or breaches in use or reporting of funds, audit costs shall be borne by the Joint Venture Company.
b) If misuse or inaccurate reporting is confirmed, the responsibly Party or its responsible affiliate shall bear audit costs and the event may constitute an Event of Default.

CHAPTER 12 – INCENTIVES AND CONSIDERATION

12.1 Grant of EDGM Option to Purchase Shares to BAIF

12.1.1 Compensation for Signing this Agreement:
As part of the economic consideration and incentive for entering into this Agreement—EDGM agrees to compensate BAIF (or any person or entity designated in writing by BAIF) with:

a) USD 3,500,000 (three million five hundred thousand US dollars) payable in accordance with the milestone payment schedule set out in Annex A of this Agreement, aligned with the SPA principal’s condition subsequent mechanics; and

b) 250,000,000 (two hundred fifty million) EDGM option grant, fully vested , to be delivered to BAIF (or its designated recipient) concurrently with execution of this Agreement, the form of Stock Option Agreement mutually agreed to by the Parties.

The delivery of the Option grant shall be considered part of the overall consideration supplementing the cash payment agreed in the SPA and this Agreement..

12.2 Bonus for Each SPA Signed With Third Parties

12.2.1 Benefits for Individual SPV Sale Agreements:

In addition to the consideration described in Clause 11.1, for each separate new SPA (specifically entered into between the Joint Venture Company (owned by EDGM and BAIF) and a third party for the sale of any SPV (“Additional SPA”), BAIF shall automatically be entitled to

a) USD 10,000,000 (ten million US dollars) payable by the Joint Venture Company on the date of completion of the sale of that Additional SPA subject to a minimum sale price of $200,000,000 USD per SPA; and

12.2.2 Nature of the Consideration:
The cash amounts and option grant under this Clause 12.2 shall be considered specific incentives for execution of each SPA with third parties and shall be regarded as BAIF’s acquired rights upon completion.

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CHAPTER 13 – CONFIDENTIALITY

13.1 Confidentiality Obligations

13.1.1 Definition of Confidential Information:
For the purposes of this Agreement, “Confidential Information” means all technical or non-technical information that one Party (Disclosing Party) discloses or makes available to the other Party (Receiving Party) in relation to the Joint Venture’s activities, including but not limited to:

a) Commercial, financial, technical and strategic information;
b) Business plans and Project development strategies;
c) Procedures, methodologies, know-how, studies, analyses, and documents;
d) Data relating to clients, suppliers, investments, corporate structures and Projects in development;
e) Any other information that, by its nature or context, should reasonably be regarded as confidential or trade secret.

13.1.2 Non-Disclosure Obligations:
Each Party agrees:

a) Not to disclose, publish or communicate Confidential Information to third parties without prior written consent of the Disclosing Party; and
b) Not to use Confidential Information for purposes other than strictly necessary for performance of this Agreement or Joint Venture activities, except with written authorization of the Disclosing Party.

13.1.3 Exceptions to Confidentiality:
Information shall not be deemed Confidential Information if:

a) It is or becomes publicly available without breach of this Agreement;
b) It is legitimately obtained from third parties without confidentiality obligations;
c) It is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information;
d) It must be disclosed by (i) court order or legal requirement, provided the Receiving Party gives prior notice to the Disclosing Party to allow protective measures or (ii) or EDGM’s reporting obligations with the OTC Markets and SEC.

13.1.4 Duration of Confidentiality Obligations:
The confidentiality obligations set out in this Clause shall remain in force from the date of this Agreement and continue for two (2) years after its termination, unless the Parties agree in writing to a different duration.

13.1.5 Penalties for Breach of Confidentiality:

a) Indemnification: Without prejudice to other remedies, the breaching Party shall indemnify the other for all actual and demonstrable damages, including direct economic loss, loss of profit and reasonable remediation costs.

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c) Equitable Remedies: The non-breaching Party shall have the right to seek injunctive relief or equitable remedies to prevent further unauthorized disclosures, without having to prove that the contractual penalty is the sole available remedy.

d) Mitigation and Cooperation: The non-breaching Party shall use reasonable efforts to mitigate any damage resulting from a breach, and the breaching Party must cooperate fully with any remediation efforts.

e) No Exclusion of Other Remedies: Nothing in this Clause shall limit the right of a Party to pursue any other contractual or legal remedy, including claims for damages exceeding the contractual penalty, provided such damages are demonstrable under applicable law.

CHAPTER 13.2 – Consequences of Breach

13.2.1 Remedies and Sanctions:
Failure to comply with confidentiality obligations may give rise to:

a) Claims for damages, including loss of profits and other economic harm;
b) Injunctive or provisional relief to prevent further unauthorized acts;
c) Specific indemnities as determined under applicable law and contractual penalty provisions.

CHAPTER 15 – DEFAULT AND REMEDIES

15.1 Events of Default

An “Event of Default” occurs when:

a) A Party materially fails to perform any substantial obligation under this Agreement, including capital contributions, financing, development duties, payments or documentation;
b) The default is not rectified within the applicable cure period ~~60~~ days;
c) Either Party becomes insolvent, enters bankruptcy, or undergoes liquidation or insolvency proceedings not dismissed within a reasonable time;
d) Transfer or attempted transfer of rights or obligations without required unanimous consent;
e) Material breach of representations and warranties;
f) EDGM fails to pay amounts under this Agreement in accordance with the schedule in Annex A—this shall constitute an Event of Default under this JVA.

15.1.f.i If EDGM fails to pay under this Agreement and does not cure within the 60 day cure period, BAIF may:

i) Exercise the resolutory provisions linked to the SPA, triggering reversal mechanisms; and
ii) Recover, for itself or a designated entity, a proportional portion of SPV equity interests equivalent to the percentage of the unpaid Agreed Purchase Price and Development Costs — calculated proportionally to the value of such unpaid amounts relative to total consideration per SPV. For example if EDGM has paid 50% of its commitment under Annex A then only 50% of the SPV equity may be recovered under a foreclosure.

EDGM shall not be subject to an Event of Default for missed payment in the event BAIF has committed an Event of Default or payments have been suspended due to the failure of the Joint Venture Company to sign an agreement for the sale of a SPV within 12 months form the date of this Agreement (the “Payment Suspension”). EdgeMode may only suspend payments of development costs until the total agreed purchase Price of $3,500,000 USD defined in A.1 has been paid in full.

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15.2 Cure of Payment Default

15.2.1 EDGM acknowledges that timely compliance with payment schedules in Annex A is essential. Any late payment, subject to a 60 day cure period or Payment Suspension or BAIF Event of Default, constitutes an EDGM Event of Default subject to termination and reversal mechanisms.

15.2.2 Failure to pay by the due date triggers a cure obligation within 60 calendar days from notice of default.

15.3 Termination of the JVA

15.3.1 Termination for Default:
If the defaulting Party fails to cure within the cure period, the Affected Party may terminate this Agreement with written notice, applying remedies provided herein and under the Principal SPA.

15.3.2 Termination by Mutual Agreement:
The Parties may mutually agree in writing to terminate this JVA at any time, defining effects of such termination.

15.3.3 Termination for Force Majeure:
This Agreement may be terminated if a Party shows a Force Majeure event permanently impedes performance beyond a reasonable agreed period.

15.4 Effects of Termination

15.4.1 Liquidation Obligations:
Upon termination for any reason:

a) Parties shall immediately cease Joint Venture activities;
b) Perform orderly settlement of pending operations under applicable law;
c) Distribute liquid assets and residual balances in accordance with profit-sharing and obligations under this Agreement.

15.4.2 Preservation of Rights:
Termination does not affect previously acquired rights or surviving obligations (including confidentiality or indemnity commitments).

15.4.3 Reversion of Equity Interests or Assets:
Termination may trigger equity reversions, rights or assets pursuant to this JVA, the Principal SPA and other binding documents.

CHAPTER 16 – [INTENTIONALLY OMITTED]

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CHAPTER 17 – FORCE MAJEURE

17.1 Definition of Force Majeure

17.1.1 For the purposes of this Agreement, “Force Majeure” means any event or circumstance that:

a) Is extraordinary and beyond the reasonable control of the affected Party;
b) Could not have been prevented or overcome by reasonable measures; and
c) Significantly delays, prevents or hinders performance of contractual obligations.

17.1.2 Examples of Force Majeure Events:
Events considered as Force Majeure include (non-exhaustive list):

a) Natural disasters (earthquakes, hurricanes, floods, major fires);
b) War, invasion, hostilities, terrorism, civil unrest;
c) Epidemics, pandemics or public health emergencies;
d) Government actions, embargoes, expropriations;
e) General strikes affecting essential performance obligations; and other recognized Force Majeure events.

17.2 Effects and Obligations in Case of Force Majeure

17.2.1 The Party affected by a Force Majeure event shall:

a) Promptly notify the other Party in writing with details of the event and impacted obligations; and
b) Provide evidence supporting the event and its impact.

17.2.2 During the Force Majeure period:

a) Obligations impacted by the event shall be suspended without constituting breach;
b) The affected Party shall use reasonable efforts to mitigate effects and resume performance as soon as possible.

17.2.3 Upon cessation of Force Majeure:

a) The affected Party shall notify the other Party in writing;
b) Contractual performance shall resume, and Parties may reasonably negotiate timeline adjustments.

CHAPTER 18 – MISCELLANEOUS

18.1 Notices and Communications

18.1.1 All communications, notices or messages under this Agreement shall be in writing and considered delivered if sent by certified mail with acknowledgment, courier, fax with confirmation, or email with delivery confirmation to designated contact addresses.

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18.1.2 Notices shall be deemed received:

a) On delivery if personally delivered;
b) Three (3) Business Days after mailing or courier;
c) On the date of confirmed fax or email delivery.

18.2 Assignment of Rights

18.2.1 Neither Party may assign, transfer, subcontract or delegate its rights or obligations without prior written consent of the other Party.

18.2.2 Any assignment without compliance shall be void.

18.3 Applicable Law and Dispute Resolution (Exclusive Arbitration)

18.3.1 Applicable Law:
This Agreement and all disputes arising from it shall be governed by the substantive law of Spain, excluding conflict of law rules.

18.3.2 Exclusive Arbitration:
a) All disputes, controversies or claims arising out of or in connection with this Agreement, including its validity, interpretation, enforcement, breach or termination, shall be finally resolved by international arbitration, and Parties expressly waive recourse to ordinary courts except for enforcement of arbitral awards or provisional measures.
b) Arbitration shall be administered by the International Chamber of Commerce (ICC) under its arbitration rules.
c) The arbitral tribunal shall consist of one (1) sole arbitrator unless otherwise agreed.
d) Seat of arbitration shall be Madrid, Spain, and the language of arbitration shall be Spanish.
e) The tribunal shall apply the substantive law of Spain.

18.3.3 Provisional Measures:
Nothing prevents either Party from seeking interim relief from competent courts to protect rights before or during arbitration.

18.4 Legal Costs

18.4.1 Prior Costs:
Each Party shall bear its own legal and advisory costs unless otherwise specified.

18.4.2 Costs of Enforcement:
Reasonable legal or arbitration costs incurred to enforce this Agreement may be recovered as damages if decided by the arbitral tribunal.

18.5 Severability

18.5.1 If any provision is invalid or unenforceable, it shall not affect the remainder of this Agreement.

18.5.2 Parties shall negotiate in good faith to replace any invalid provision with one that matches original economic and commercial intent, to the extent permitted by law.

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IN WITNESS WHEREOF, the Parties hereto have executed this Joint Venture Agreement for AI Data Centers Projects as of the date first written above, in two (2) original counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

For and on behalf of
EDGEMODE, INC.

By: /s/Charles Faulkner
Name: Charles Faulkner
Title: CEO
Date: 22nd January 2026

For and on behalf of
BLACKBERRY AIF

By: /s/Jose Antonio Mora Góngora
Name: Jose Antonio Mora Góngora
Title: CEO
Date: 22th January 2026

For and on behalf of
DC Estate Solutions Cayman Limited

By: /s/Charles Faulkner
Name: Charles Faulkner
Title: Director
Date: 22nd January 2026

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ANNEX A —PURCHASE PRICE AND DEVELOPMENT COST OBLIGATIONS

A.1 Agreed Purchase Price

For the purposes of the SPA and this Agreement

the Agreed Purchase Price for the SPVs and the financing obligations under the Agreement is established as follows:

Total Agreed Purchase Price: USD 3,500,000 (three million five hundred thousand United States dollars) pursuant to the payment schedule as set forth under A.2.

This amount represents the total consideration to be paid for the equity interests of each SPV subject to sale in accordance with the conditions and payment schedule set forth in Section A.2 of this Annex.

A.2 Breakdown of Cash Payments

The Agreed Purchase Price shall be paid in cash by the Purchaser according to the following milestone-based payment schedule:

1.	First Payment: USD 250,000 — previously paid upon execution of the Binding MOU.
2.	Second Payment: USD 250,000 — previously paid upon execution of the SPA.
3.	Third Payment: USD 375,000 — to be made upon filing of the Notary Filing.
4.	Fourth Payment (Deferred Monthly): USD 2,625,000 — payable in monthly installments of USD 125,000 commencing on March 1, 2026 and continuing until the entirety of the outstanding amount has been paid in full.

All such payments shall be considered an integral part of the Agreed Purchase Price and constitute essential obligations of the Purchaser under the SPA and this Agreement. The amounts shall be paid by bank transfer to the accounts designated by the Seller in the SPA.

A.3 Development Cost Obligations

In addition to the Agreed Purchase Price defined in previous sections, the Purchaser undertakes to assume and pay 100% of the justified costs associated with development of each Project up to Ready To Build (RTB) as per the agreed Budget and payment Schedule attached as Annex C status, including, without limitation:

a) Costs of processing and obtaining permits and licenses (urban planning, environmental, sector-specific or regulatory, as applicable);
b) Costs of technical and engineering studies (including basic, detailed and specialised technical studies);
c) Commissions to agents, consultants, advisors and any third parties necessary to achieve development milestones;
d) Miscellaneous expenses directly related to advancing the Projects toward RTB status;
e) Financial costs, provisions and extraordinary expenses necessary to satisfy technical and regulatory requirements of development.

Such development costs shall be properly documented by BAIF or the Purchaser and shall form an integral part of this Annex.

A.4 Deferred Payment Obligations

Deferred Payment Obligations shall mean those payment obligations of the Purchaser arising from the Agreed Purchase Price and the Development Cost Obligations that are satisfied in deferred form in accordance with the payment schedule in Section A.2 and the financial terms agreed in the Principal SPA. The aggregate obligations of EDGM are capped at a máximum of $8,750,000 for purposes of the Pledge. The agreed Budget is attached as Annex D

The Deferred Payment Obligations:

a) Constitute essential obligations of EDGM.
b) Are subject to the SPA and Agreement.
c) Include all projected disbursements, deferred payments and any other consideration in cash or in kind that must be transferred in accordance with the agreements between the Parties in the SPA and Annex C.

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ANNEX B — DEFINITION OF READY TO BUILD (RTB) AND VERIFICATION CRITERIA

1. Purpose of RTB

For the purposes of this Agreement, a Project shall be considered Ready to Build (“RTB”) when it has obtained the essential and material permits, licenses and administrative authorizations required under applicable law such that, in the ordinary course, construction may reasonably begin without a material regulatory or administrative obstacle. The RTB milestone does not require the complete resolution of every minor administrative or procedural matter that does not materially impair the legal ability to commence construction.

2. Core Documentation for RTB

A Project shall be deemed RTB when BAIF delivers to the Joint Venture Company, and EDGM reasonably acknowledges, the following as applicable:

2.1 Material Permits and Approvals

a) Primary Construction Permit: A valid permit or authorization issued by the competent authority that enables the commencement of construction works.

b) Urban Planning and Land Use Authorizations: Written evidence of compliance with applicable urban planning, zoning and land use regulations that would permit construction.

c) Key Environmental Permits: All necessary environmental permits or authorizations that are legally essential for construction, to the extent required by law.

d) Relevant Sectoral Approvals: Any sector-specific authorizations required for critical aspects of construction, such as grid interconnection or other infrastructure prerequisites.

3. Reasonableness Standard

The determination of RTB shall be assessed in a commercially reasonable manner and consistent with common contractual practices for development milestones in joint venture and project finance arrangements, recognizing that certain ancillary or non-determinative procedures or informalities should not defeat a bona fide RTB determination.

4. Submission and Review Process

4.1 BAIF Submission

When BAIF believes a Project has achieved RTB status, it shall deliver:

a) A written RTB Notification;
b) Supporting documentation described above; and
c) A summary explanation prepared in good faith of why the Project satisfies RTB criteria.

4.2 EDGM Review

EDGM shall have ten (10) Business Days from receipt to:

a) Confirm in writing that the RTB criteria have been satisfied; or
b) Provide a reasonably detailed written response identifying any specific documentation or outstanding requirements it reasonably considers necessary to satisfy RTB.

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4.3 Cure of Objections

If EDGM identifies specific deficiencies, BAIF shall have a reasonable opportunity (not exceeding 20 Business Days) to correct such deficiencies and re-submit documentation.

4.4 Automatic RTB Determination

If EDGM does not respond within the ten (10) Business Day period, or acknowledges that the requirements have been satisfied, the Project shall be deemed to have achieved RTB as of BAIF’s initial notice.

5. Special Considerations

a) Essential vs. Non-essential Items. Items that are ancillary, complementary, or customary following commencement of construction shall not preclude RTB so long as essential authorizations are in place.

b) Appeals or Minor Challenges. Pending appeals, objections, or legal actions that are not reasonably expected to delay or prevent construction shall not by themselves preclude an RTB determination.

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ANNEX C — DEVELOPMENT MILESTONES AND DELIVERABLE-BASED FRAMEWORK

1. Purpose

This Annex C sets out the key development milestones and associated deliverables for each Project under the Joint Venture Agreement. The milestones are defined by achievement of concrete, verifiable activities or outputs, without reference to fixed dates. This approach focuses on progress and deliverables, rather than timing, and mitigates risk of disputes arising from missed dates. Contract milestones typically mark significant achievements that drive contractual performance.

2. Milestone Framework

Each milestone below describes a stage of progress or deliverable, and is satisfied when the associated documentation or outcome has been delivered and accepted in accordance with the criteria in this Annex.

2.1 Milestone C.1 — Approved Development Plan

Description:
A written development plan is prepared and presented by BAIF and accepted by the Joint Venture Company’s governing body. This plan outlines major tasks, delivery expectations, responsibilities, and coordination mechanisms for Project advancement.

Deliverables:

•	A consolidated development plan document.
•	Supporting project scope description and list of anticipated deliverables.

Verification:
Written confirmation by the Joint Venture Company that the plan is accepted according to internal governance processes.

2.2 Milestone C.2 — Completion of Technical and Regulatory Assessments

Description:
BAIF delivers comprehensive studies and assessments that provide clarity on regulatory, urban planning, environmental, and technical project considerations necessary to advance the Project.

Deliverables:

•	Reports on urban planning compatibility.
•	Environmental assessments.
•	Technical evaluations and feasibility summaries.

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Verification:
Written acknowledgment by the Joint Venture Company that the materials are complete and satisfy the agreed criteria.

2.3 Milestone C.3 — Submission of Applications for Key Permits and Licenses

Description:
BAIF submits all necessary applications for permits, licenses, or authorizations required for Project development, as described in Annex B (RTB criteria).

Deliverables:

•	Copies of permit and license submissions.
•	Proof of receipt or official confirmation of submission.

Verification:
Documented proof of submission accepted by the appropriate authorities, acknowledged by the Joint Venture Company.

2.4 Milestone C.4 — Receipt of Material Permits/Licenses

Description:
BAIF obtains and delivers to the Joint Venture Company the material permits and licenses that are essential to satisfy the regulatory requirements outlined in Annex B for Ready to Build (RTB) status.

Deliverables:

•	Certified copies or official communications of permits/licenses.
•	Permits/licenses relevant to urban planning, construction, environmental, and sectoral requirements.

Verification:
Joint Venture Company’s written acceptance that the documentation satisfies the applicable RTB criteria in Annex B.

2.5 Milestone C.5 — Submission of RTB Documentation

Description:
BAIF submits all required documentation necessary for the Joint Venture Company to evaluate RTB status under Annex B.

Deliverables:

•	Complete RTB submission package (as defined in Annex B).
•	Any explanatory or supplemental materials requested under Annex B code.

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Verification:
Submission accepted as complete by the Joint Venture Company for review under the Annex B process.

2.6 Milestone C.6 — RTB Confirmation by EDGM

Description:
EDGM provides written confirmation that the RTB documentation satisfies the criteria in Annex B and that the Project is considered Ready to Build for all purposes under the Agreement.

Deliverables:

•	Written acknowledgment or confirmation from EDGM.

Verification:
Receipt of EDGM’s confirmation letter delivered to BAIF and recorded with the Joint Venture Company.

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